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                                                                   Exhibit 10.22

                 NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT
                 ----------------------------------------------

         This Non-Solicitation and Confidentiality Agreement ("Agreement") is made this 10th day of November, 2003 by Sovereign Bancorp, Inc. and Sovereign Bank (collectively, "Sovereign") and William F. Burke ("Burke"), an individual residing at 11 Myrtle Street, Woburn, Massachusetts 01801.

         WHEREAS, Sovereign has entered into an Agreement and Plan of Merger (the "Merger Agreement") with First Essex Bancorp, Inc. and First Essex Bank (collectively, "First Essex"), which will result in the merger of Sovereign and First Essex ("the Merger") at a date to be determined (the "Closing"); and

         WHEREAS, Burke is the Chief Financial Officer and a shareholder of First Essex and will receive substantial payments and other benefits as a result of the Merger;

         NOW, THEREFORE, in consideration of the payments and benefits Burke will receive as a result of the Merger and pursuant to this Agreement, and intending to be legally bound, Sovereign and Burke agree as follows:

         1. Non-Solicitation of Commercial Loan Customers. Burke covenants that he will not, directly or indirectly, during the period between the date of this Agreement and the Closing and for a period of one year after the Closing, solicit or encourage or assist others to solicit any business from any person or entity which, together with its affiliates, had commercial loans outstanding from First Essex, or any of its subsidiaries, which in the aggregate amounted to $1,000,000 or more at any time within the 60 day period prior to, or at any time after the date of the execution of the Merger Agreement ("Commercial Loan Customers"). This covenant shall not be construed to prohibit any of Burke's future employers from making general public announcements to the effect that Burke has become affiliated with such new employer or holding receptions to introduce him to persons other than Commercial Loan Customers. Burke agrees to inform any potential new employer of the covenant set forth in this Section 1 prior to accepting employment during the one year period following the Closing.

         2. Non-Solicitation of Employees. Burke covenants that he will not, for a period of one year after the Closing, directly or indirectly, (i) solicit or encourage any person who was employed by First Essex on the date of execution of this Agreement to leave his or her employment at First Essex, or (ii) encourage or assist any person with whom he has an employment or consulting or other similar relationship in identifying, recruiting or soliciting any commercial loan officer or relationship manager who was employed by First Essex on the Closing or at any time during the three month period prior to the Closing, or assisting such person in formulating an employment package for such officer or manager to the extent such assistance involves the use of Confidential Information (as that term is defined in Section 3). The covenants set forth in this Section 2 shall not be construed to prohibit any person who employs Burke as an employee or consultant from advertising generally for employees in the markets served by First Essex or from hiring any candidate, whether or not such person was employed by First Essex, so long as Burke does not breach the covenants set forth in this Section 2. Burke agrees to inform any potential new employer of the covenants set forth in this Section 2 prior to accepting employment during the one year period following the Closing.





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         3. Confidential Information. Burke acknowledges that while he was employed by First Essex he was privy to confidential information belonging to First Essex including, but not limited to, customer-specific records and information, price lists and fee schedules, market studies, business plans, financial statements, financial projections and budgets, historical and projected sales, information regarding key personnel, data and data compilations, customer lists, current and anticipated customer requirements, and other confidential information concerning the business and affairs of First Essex which is not in the public domain (collectively, "Confidential Information"). Burke represents that he has not and agrees that he will not remove, physically, electronically, or otherwise, from the premises of First Essex any Confidential Information and, at any time during the two-year period following the Closing, disclose to any person or entity or use for his own benefit or for the benefit of any third party any Confidential Information, whether the Confidential Information is embodied in writing or not. Burke agrees to inform any potential new employer of the provisions of this Section 3 prior to accepting employment during the two-year period following the Closing.

         4. De Novo Bank. Burke covenants that he will not, for a two-year period following the Closing, participate as an organizer, promoter, senior executive officer, board member or significant shareholder in the formation or organization of any de novo bank or thrift or other depository institution headquartered, or proposed to be headquartered, in Essex County, Massachusetts.

         5. Consideration. In consideration of the covenants of Burke contained in this Agreement, Sovereign agrees to pay to Burke an amount equal to $200,000 at the Closing of the Merger.

         6. Severability and Reformation. If any covenant in this Agreement is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against Burke.

         7. Notice. While any covenant under this Agreement is in effect, Burke will give notice to Sovereign, within ten days after accepting employment with any other bank, bank holding company or other financial institution of the identity of his employer. Sovereign may notify such employer that Burke is bound by this Agreement and, at Sovereign's election, furnish such employer with a copy of this Agreement or relevant portions thereof.

         8. Injunctive Relief And Additional Remedy. Burke acknowledges that the injury that would be suffered by Sovereign and its affiliated companies as a result of a breach of the provisions of this Agreement would be irreparable and that an award of monetary damages for such a breach would be an inadequate remedy. Consequently, Sovereign will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement.




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         9. Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law,
(a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

         10. Binding Effect; Delegation Of Duties Prohibited. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives. Burke specifically agrees that Sovereign or any of its affiliated companies may assign its rights and obligations hereunder to another entity that succeeds to their business. The duties and covenants of Burke under this Agreement, being personal, may not be delegated or assigned.

         11. Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to Sovereign:

         Attention:                 Mr. Jay Sidhu
                                    Chief Executive Officer
                                    Sovereign Bank
                                    PO Box 12646
                                    Reading, PA  19612
                                    Facsimile No.: (610) 208-6143

         With a copy to:            Mr. David Silverman
                                    General Counsel & Senior Vice President
                                    1130 Berkshire Boulevard
                                    Wyomissing, PA 19610
                                    Facsimile No.: (610) 736-1452






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                  and

                                    Joseph M. Harenza, Esquire
                                    111 North Sixth Street
                                    P.O. Box 679
                                    Reading, PA 19603-0679
                                    Facsimile No.: (610) 371-8500

If to Burke:                        William F. Burke
                                    11 Myrtle Street
                                    Woburn, Massachusetts 01801

         12. Withholding. Sovereign may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

         13. Entire Agreement; Amendments. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

         14. Governing Law. This Agreement will be governed by the laws of The Commonwealth of Massachusetts, without regard to conflicts of laws principles.

         15. Jurisdiction. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the parties in the County of Essex, Massachusetts or, if it has or can acquire jurisdiction, in a United States District Court in Massachusetts, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on either party anywhere in the world.

         16. Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

         17. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         18. Legal Fees. In the event that it shall be necessary or desirable for the Executive to retain legal counsel or incur other costs and expenses in connection with the enforcement of any or all of the Executives's rights under this Agreement, Sovereign shall pay (or the Executive shall be entitled to recover from Sovereign, as the case may be) the Executive's reasonable attorneys' fees and other reasonable costs and expenses in connection with the enforcement of said rights regardless of the final outcome, unless and to the extent the mediator, arbitrators or court (as applicable) shall determine that under the circumstances recovery by the Executive of all or a part of any such fees and costs and expenses would be unjust.

         19. Waiver Of Jury Trial. THE PARTIES HERETO HEREBY WAIVE A JURY TRIAL IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT








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         IN WITNESS WHEREOF, the parties have executed and delivered this
Agreement as of the date first written above.

  SOVEREIGN BANCORP, INC.



                                            SOVEREIGN BANCORP, INC.




                                            By: /s/ Lawrence M. Thompson, Jr.
                                                ------------------------------
                                                Name: Lawrence M. Thompson, Jr.
                                                Title: Vice Chariman



                                            SOVEREIGN BANK



                                            By: /s/ Lawrence M. Thompson, Jr.
                                                -------------------------------
                                                Name:  Lawrence M. Thompson, Jr.
                                                Title: Chief Operating Officer


                                            EXECUTIVE


                                            /s/ William F. Burke
                                            -------------------------------
                                            William F. Burke







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